Exhibit 99.1

FINAL DRAFT

November 13, 2006

Contact:

Wayne E. Travers Jr.

203-378-1152 ext. 111

Wise Metals Group LLC Announces

Third Quarter Results

■	Financing completed to add additional liquidity
■	Sequential and year-over-year improvements in conversion margin and Adjusted EBITDA

BALTIMORE, MD – Wise Metals Group LLC announced on Monday, November 13th, that the Company completed a financing transaction with The Employees’ Retirement Systems of Alabama and The Teachers’ Retirement System of Alabama to provide funding of up to $30 million with an initial tranche of $14.9 million funded on Monday, November 13th. The remaining tranche is set to fund in early December.

“This year has been quite evolutionary for all of us at Wise,” commented Mr. David D’Addario, Chairman and Chief Executive Officer. “I am very proud of our financial management team as we manage through this year of transition and proud of our sales staff for working with our current and new customers to grow and diversify our business. Lastly, our operational personnel have continued to produce a high-quality product on a timely basis throughout this process. Once again, I can confidently say that we have successfully positioned ourselves for setting the course for 2007 to be an outstanding year.”

Wise Alloys was recently visited by Governor Bob Riley of Alabama who toured the facility and was extremely impressed with the people committed to supporting the company with such historical ties to the community and to the country. The facility was originally founded to support the aeronautical efforts of World War II and has been continually modernized to remain one of the most technologically advanced aluminum rolling mills in the world.

The visit subsequently led to discussions with Dr. David Bronner of The Retirement Systems of Alabama who recognized the value in Wise Alloys and how the Company and its employees have positioned themselves to grow a strong and dynamic business. The Retirement Systems of Alabama saw the merits in partnering with Wise on this transaction and the many potential business opportunities that lie ahead for Wise and the approximately one thousand employees based in northwest Alabama. The Retirement Systems of Alabama manages approximately $30 billion on behalf of its members.

Third Quarter Financial Results

Shipments of Wise Metals Group’s aluminum beverage can stock, other rolled aluminum products and scrap in the third quarter of 2006 totaled 203.8 million pounds compared to 173.2 million for the same period in 2005, an increase of 18 percent. Shipments of scrap at Wise Recycling increased 26 percent in the third quarter of 2006 versus the third quarter of 2005, while at Wise Alloys, shipments of commercial products, or common alloy, increased 166 percent and can sheet shipment volumes increased 3 percent. For the nine months ended September 30, 2006, shipments totaled 581.1 million pounds, compared to 569.2 million pounds for the same period in 2005, a 2-percent increase.

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Sales increased by approximately 34 percent to $272.1 million for the three months ended September 30, 2006, and have increased 18 percent to $771.6 million for the nine months ended September 30, 2006, compared to year-ago figures, principally due to higher metal prices.

Net loss for the three months ended September 30, 2006 was $53.9 million, which includes a $22.0 million unfavorable impact for FAS 133 (Accounting for Derivative Instruments and Hedging Activities) and a $25.0 million LIFO adjustment due to rising metal costs. This compares to a net loss of $10.5 million in the third quarter of 2005, which includes a $0.2 million favorable impact for FAS 133.

After adjusting for FAS 133 and LIFO, net loss for the three months ended September 30, 2006 was $6.9 million, compared to a net loss of $10.6 million in the third quarter of 2005, adjusting for similar items. The difference of approximately $3.7 million was due to the third quarter of 2005 being impacted by both hurricanes Katrina and Rita as well as a customer curtailment resulting in less production volume available for fixed cost absorption. Third quarter of 2006 results saw the effects of increased pricing, widening scrap spreads and improved results at Recycling offset by a $13.5 million effect of aluminum price caps and increased interest expense of $2.2 million.

“The Adjusted EBITDA of $4.8 includes a loss due to metal ceilings of $13.5 million. In other words the Adjusted EBITDA before the ceiling effect would have been $18.3 million which is approximately the same as what the second quarter would have been without the affect of the metal caps,” commented D’Addario.

Metal price caps or ceilings have been an industry standard in the aluminum-can industry and set a maximum price for the aluminum component that is passed through to customers through the industry chain. The price ceiling suppressed the sales price and resulting revenue for the third quarter by approximately $13.5 million and is expected to have a similar but reduced impact in the fourth quarter due to reduced volumes offset somewhat by higher metal prices.

Earnings before interest and fees, taxes, depreciation and amortization (EBITDA) adjusted for the effects of FAS 133 and LIFO (Adjusted EBITDA) for the three months ended September 30, 2006 was $4.8 million compared to ($0.9) million for the third quarter of 2005 and compared to ($1.5) million for the second quarter of 2006.

Conversion margin (deficit), which is defined as conversion revenue (sales less metal costs less the effect of LIFO) less conversion cost (cost of sales less metal costs) increased from a deficit of ($1.6) million in the three months ended September 30, 2005, to conversion margin of $3.7 million for the same period in 2006, an increase of $5.3 million. Current quarter conversion margin also reflects an increase of $5.4 million over second quarter results.

“Our funding today is a clear result of the support and dedication of our employees who worked extremely well to demonstrate the capabilities of our facility and our workforce,” stated Wise Metals Group Chief Financial Officer, Ken Stastny. “We have continued to manage our liquidity position this year through unprecedented rises in commodity pricing, and this transaction allows us to fully return our focus to growing and reinvesting in the business.”

“I am excited about our partnership with Dr. Bronner and the Retirement Systems of Alabama and would like to personally thank them as we look forward to bringing greater opportunities for our workers in the Muscle Shoals, Alabama area,” added Mr. D’Addario.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Consolidated Statements of Operations

	Three months ended September 30		Nine months ended September 30
Amounts in thousands	2006	2005	2006	2005
Sales	$272,051	$203,663	$771,581	$656,378
Cost of sales	293,371	205,307	785,673	641,983

Gross (deficit) margin	(21,320)	(1,644)	(14,092)	14,395

Operating expenses:
Selling, general, and administrative	1,998	2,609	7,877	8,427

Operating (loss) income	(23,318)	(4,253)	(21,969)	5,968

Other income (expense):
Interest expense and fees, net	(8,635)	(6,386)	(24,199)	(18,654)
Unrealized (loss) gain on derivative instruments	(21,974)	174	(20,719)	1,478

Net loss	$(53,927)	$(10,465)	$(66,887)	$(11,208)

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Wise Metals Group LLC

Consolidated Balance Sheets

	September 30, 2006	December 31, 2005
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$3,094	$6,456
Restricted cash	10,293	250
Accounts receivable, less allowance	99,357	73,326
Inventories	139,563	142,151
Other current assets	6,872	24,562

Total current assets	259,179	246,745

Non-current assets:
Property and equipment, net	85,361	86,557
Other assets	9,449	8,492
Goodwill	283	283

Total non-current assets	95,093	95,332

Total assets	$354,272	$342,077

Liabilities and members’ deficit:
Current liabilities:
Accounts payable	$78,291	$54,493
Current portion of long-term debt	2,162	1,477
Borrowings under revolving credit facility	186,706	137,730
Accrued expenses, payroll and other	25,421	18,247

Total current liabilities	292,580	211,947

Non-current liabilities:
Term loans, less current portion	665	826
Senior secured notes	150,000	150,000
Other liabilities	13,203	14,593

Total non-current liabilities	163,868	165,419
Members’ deficit	(102,176)	(35,289)

Total liabilities and members’ deficit	$354,272	$342,077

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Wise Metals Group LLC

Consolidated Statements of Cash Flows

(in thousands)

	Nine months ended September 30,
	2006	2005
Cash flows from operating activities
Net loss	$(66,887)	$(11,208)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,375	10,012
Amortization of deferred financing fees	1,230	892
LIFO Provision	25,000	—
Unrealized losses (gains) derivatives	20,719	(1,478)
Changes in operating assets and liabilities:
Restricted cash	(10,043)	(1,287)
Accounts receivable	(26,031)	(8,579)
Inventories	(22,412)	23,801
Other current assets	560	(823)
Accounts payable	23,798	(8,631)
Accrued expenses, payroll and other	8	417

Net cash (used in) provided by operating activities	(44,683)	3,116

Cash flows from investing activities
Purchase of equipment	(8,179)	(10,647)

Net cash used in investing activities	(8,179)	(10,647)

Cash flows from financing activities
Net issuance of short-term borrowings	49,661	10,876
Payments on long-term obligations	(161)	(162)
Purchase of members’ equity	—	(906)

Net cash provided by financing activities	49,500	9,808

Net (decrease) increase in cash and cash equivalents	(3,362)	2,277
Cash and cash equivalents at beginning of period	6,456	7,699

Cash and cash equivalents at end of period	$3,094	$9,946

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. In addition, the Company uses conversion margin to measure performance of the Company. Conversion margin is determined as conversion revenue (sales less metal costs and the effect of LIFO) less conversion costs (cost of sales less metal costs). The following table reconciles sales and cost of sales to conversion revenue, conversion costs and conversion margin.

Wise Metals Group LLC

Conversion Margin

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Sales	$272,051	$203,663	$771,581	$656,378
Less:
Metal costs	(227,750)	(141,595)	(592,209)	(456,243)
LIFO adjustment	25,000	—	25,000	—

Conversion revenue	$69,301	$62,068	$204,372	$200,135

Cost of sales	$293,371	$205,307	$785,673	$641,983
Less:
Metal costs	(227,750)	(141,595)	(592,209)	(456,243)

Conversion costs	$65,621	$63,712	$193,464	$185,740

Conversion revenue	$69,301	$62,068	$204,372	$200,135
Conversion costs	(65,621)	(63,712)	(193,464)	(185,740)

Conversion (deficit) margin	$3,680	$(1,644)	$10,908	$14,395

Shipments (000s)	203,795	173,210	581,120	569,155
Conversion margin (deficit) per pound	$.0181	$(.0095)	$.0188	$.0253

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net loss	$(53,927)	$(10,467)	$(66,887)	$(11,208)
Interest expense and fees	8,635	6,386	24,199	18,654
Depreciation and amortization	3,154	3,402	9,375	10,012
LIFO Provision	25,000	—	25,000	—
Unrealized loss (gain) on derivative instruments	21,975	(173)	20,719	(1,478)

Adjusted EBITDA	$4,837	$(852)	$12,406	$15,980

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About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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